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                                                                   Exhibit 10.24

                                   AGREEMENT

     Agreement dated as of May 8, 1996, between Fresenius AG, an
Aktiengesellschaft organized under the laws of the Federal Republic of Germany ("Fresenius AG"), and Fresenius USA, Inc., a Massachusetts corporation ("Fresenius USA").

                                    RECITALS

     WHEREAS, Fresenius AG and W. R. Grace & Co., a New York Corporation ("Grace") have entered into an Agreement and Plan of Reorganization, dated as of February 4, 1996 (as amended, the "Reorganization Agreement"); and

     WHEREAS, the Reorganization Agreement contemplates that Fresenius USA will join in the Reorganization Agreement as a party and agree to be bound by the terms of the Reorganization Agreement; and

     WHEREAS, the board of directors of Fresenius USA and a special committee of independent directors of Fresenius USA approved and ratified the Reorganization Agreement and the other Transaction Agreements (as such term is defined in the Reorganization Agreement) and, by letter agreement of even date herewith, Fresenius USA has undertaken the obligations contained therein as a party and desires to submit the Reorganization, including the Fresenius USA Merger (as such terms are defined in the Reorganization Agreement) to a vote of its stockholders; and

     WHEREAS, Fresenius AG and Fresenius USA desire to set forth their agreement with respect to certain matters under the Reorganization Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

          1. Any liquidated damages payable pursuant to Section 6.13 of the Reorganization Agreement shall be payable $49.5 million to Fresenius AG and $25.5 million to Fresenius USA. Fresenius AG and Fresenius USA agree that if the Reorganization is not consummated, Fresenius AG and Fresenius USA shall bear 66% and 34%, respectively, of the aggregate costs and expenses of the Fresenius Parties, and shall make such payments between themselves as may be necessary to effect such allocation.

          2. (a) It is currently anticipated that 70,000,000 Newco Ordinary Shares (the "Actual Anticipated Number of Outstanding Newco Shares") will be outstanding immediately following the consummation of the Reorganization, and it was previously anticipated that there would be 217,170,000 such shares (the "Previously Anticipated Number of Outstanding Newco Shares") so outstanding, each on a fully diluted basis. The Independent Committee of the Board of Directors of Fresenius USA (the "Fresenius USA Independent Committee"), based on the Previously Anticipated Number of Outstanding Newco Shares, acting upon advice from their advisors, approved Fresenius USA Consideration Per Share equal to 1.15 Newco Ordinary Shares as being fair to the holders (other than Fresenius AG, Grace and their subsidiaries) of the common stock of Fresenius USA. Based on the Actual Anticipated Number of Outstanding Newco Shares, the equivalent Fresenius USA Consideration Per Share to be allocated among holders of Fresenius USA Common Share Equivalents is equal to 0.37067735 Newco Ordinary Shares, which shall also be the maximum number of Newco Ordinary Shares issuable in respect of each Fresenius USA Common Share underlying Fresenius USA Options assumed by or otherwise rolled over into Newco.

          (b) Fresenius AG and Fresenius USA confirm that, prior to the Fresenius USA Merger, Fresenius USA intends to repurchase (the "Repurchase") certain vested and nonvested options held by employees of Fresenius USA and certain other securities of Fresenius USA so that, immediately prior to the Fresenius USA Merger, there shall be outstanding no more than 9,253,331 Fresenius USA Common Share Equivalents (the "Specified Maximum Number of Fresenius USA Common Share Equivalents"), and that such repurchase shall be for a combination of cash and promissory notes of Fresenius USA.

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                                                                   Exhibit 10.24

          (c) If the Specified Maximum Number of Fresenius USA Common Share Equivalents were to be outstanding at the time of the Fresenius USA Merger, the Aggregate Fresenius USA Common Share Consideration would be 4.9% of the Newco Shares that will be outstanding immediately following the consummation of the Reorganization on a fully diluted basis.

          3. If there shall be in excess of the Specified Maximum Number of Fresenius USA Common Share Equivalents outstanding immediately prior to the effective time of the Fresenius USA Merger, the terms of paragraphs 1 and 2 hereof shall be automatically void and of no further force or effect, without any action on the part of any party hereto.

          4. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

          5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          6. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

           If to Fresenius AG:

               As provided in the Reorganization Agreement; and

               If to Fresenius USA:

               Fresenius USA, Inc.
               2637 Shadelands Drive
               Walnut Creek, CA 94598
               Attn.: Dr. Ben Lipps
               Fax: (510) 988-1941

               with copies to:

               Ropes & Gray
               One International Place
               Boston, MA 02110-2624
               Attn.: Winthrop G. Minot, Esq.
               Fax: (617) 951-7050

          7. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall be deemed to be one and the same agreement.

          8. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit, right or remedies.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FRESENIUS AG

                                          By: /s/  GERD KRICK
                                            ------------------------------------
                                            Name: Gerd Krick
                                            Title: Chief Executive Officer

                                              /s/  MATHIAS KLINGLER
                                            ------------------------------------
                                            Name: Mathias Klingler
                                            Title: President and Chief
                                            Operating Officer --Dialysis
                                            Systems Division

                                          FRESENIUS USA, INC.

                                          By: /s/  BEN LIPPS
                                            ------------------------------------
                                            Name: Ben Lipps
                                            Title: President

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